Exhibit 11.1
COMPUTATION OF NET INCOME PER SHARE
(In millions, except share information)

	For the Year Ended		For the Year Ended		For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2008		December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Income (loss) before cumulative effect of a change in accounting principle	$(689.9)	$(689.9)	$241.5	$241.5	$(710.4)	$(710.4)	$(1,381.5)	$(1,381.5)	$422.2	$422.2
After-tax interest expense on convertible debt	—	—	—	—	—	—	—	—	—	9.3

Income (loss) before cumulative effect of a change in accounting principle, for diluted net income (loss) per share	(689.9)	(689.9)	241.5	241.5	(710.4)	(710.4)	(1,381.5)	(1,381.5)	422.2	431.5
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	2.9	2.9	—	—	—	—

Net income (loss), for diluted net income (loss) per share	$(689.9)	$(689.9)	$241.5	$241.5	$(707.5)	$(707.5)	$(1,381.5)	$(1,381.5)	$422.2	$431.5

Weighted average shares:
Common shares outstanding	77,242,360	77,242,360	76,826,765	76,826,765	68,607,262	68,607,262	67,166,668	67,166,668	68,278,858	68,278,858
Exercise of common stock equivalents (1)	—	—	—	1,387,483	—	—	—	—	—	1,635,349
Shares issuable upon conversion of convertible debt (2)	—	—	—	—	—	—	—	—	—	4,813,056

Common and equivalent shares outstanding	77,242,360	77,242,360	76,826,765	78,214,248	68,607,262	68,607,262	67,166,668	67,166,668	68,278,858	74,727,263

Per common and equivalent share:
Income (loss) before cumulative effect of a change in accounting principle	$(8.93)	$(8.93)	$3.14	$3.09	$(10.35)	$(10.35)	$(20.57)	$(20.57)	$6.18	$5.77
Cumulative effect of a change in accounting principle	—	—	—	—	0.04	0.04	—	—	—	—

Net income (loss)	$(8.93)	$(8.93)	$3.14	$3.09	$(10.31)	$(10.31)	$(20.57)	$(20.57)	$6.18	$5.77

(1)	Amount represents the number of common shares issued assuming the exercise of dilutive common stock equivalents, including stock options, restricted stock units, performance units and stock appreciation rights, reduced by the number of shares which could have been purchased with the proceeds from the exercise of such common stock equivalents.

(2)	Amount represents the number of common shares issued assuming the conversion of convertible debt outstanding.